UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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[  ]       Soliciting Material under Rule 14a-12

GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Genco Shipping & Trading Limited
299 Park Avenue (20th Floor)
New York, New York 10171
(646) 443-8550

April 16, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders which will be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY at 1:00 p.m. on Wednesday, May 14, 2008.  Your Board of Directors looks forward to greeting those shareholders that are able to attend.  On the following pages you will find the formal Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, please date, sign and return the enclosed proxy card as soon as possible in the envelope provided.  Your cooperation will ensure that your shares are voted.

I hope that you will attend the Annual Meeting, and I look forward to seeing you there.

                Sincerely,

                /s/ Peter C. Georgiopoulos

                Peter C. Georgiopoulos
                Chairman

Genco Shipping & Trading Limited
299 Park Avenue (20th Floor)
New York, New York 10171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 14, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Genco Shipping & Trading Limited, a Marshall Islands corporation (“Genco”), will be held on May 14, 2008 at 1:00 p.m. (local time), at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY  for the following purposes:

1.	To elect two Class III Directors to the Board of Directors of Genco;

2.	To ratify the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Shareholders of record at the close of business on March 18, 2008 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of such shareholders will be available at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting. If you do not expect to be present at the Annual Meeting, you are requested to fill in, date and sign the enclosed proxy and mail it promptly in the enclosed envelope to make sure that your shares are represented at the Annual Meeting.  Shareholders of record also have the option of voting by using a toll-free telephone number or via the Internet. Instructions for using these services are included on the proxy card.  In the event you decide to attend the Annual Meeting in person, you may, if you desire, revoke your proxy and vote your shares in person in accordance with the procedures described in the accompanying proxy statement.

YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE VOTE BY TELEPHONE, INTERNET, OR BY MAIL.  PLEASE REFER TO THE ENCLOSED PROXY FOR INFORMATION ON HOW TO VOTE BY TELEPHONE OR INTERNET.  IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                By Order of the Board of Directors,

                /s/ John C. Wobensmith

                John C. Wobensmith
                Chief Financial Officer, Principal
                Accounting Officer, Secretary and Treasurer

                New York, New York
                April 16, 2008

Genco Shipping & Trading Limited
299 Park Avenue (20th Floor)
New York, New York 10171
(646) 443-8550

__________________

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 14, 2008

__________________

This proxy statement is furnished to shareholders of Genco Shipping & Trading Limited (“Genco” or the “Company”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of Genco (the “Board”) for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, on May 14, 2008 at 1:00 p.m., and at any adjournment or postponement thereof.

This proxy statement, and the accompanying form of proxy, are first being mailed to shareholders on or about April 16, 2008.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Purpose of the Annual Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this proxy statement.

Record Date and Outstanding Shares

The Board has fixed the close of business on March 18, 2008 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any and all adjournments or postponements thereof. As of March 18, 2008, Genco had issued and outstanding 29,078,309 shares of common stock. The common stock comprises all of Genco's issued and outstanding voting stock.  Genco’s common stock began trading on the New York Stock Exchange (NYSE) on April 11, 2007.  Prior to this date, Genco’s common stock traded on the NASDAQ Global Select Market.

Revocability and Voting of Proxies

Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

•	by writing a letter delivered to John C. Wobensmith, Secretary of Genco, stating that the proxy is revoked;
•	by submitting another proxy with a later date; or
•	by attending the Annual Meeting and voting in person.

Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.

Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted: (i) FOR the election of each of Genco’s nominees as a director; (ii) FOR the ratification of the appointment of Deloitte & Touche LLP as the independent auditors of Genco for the fiscal year ending December 31, 2008; and (iii) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. Genco does not presently anticipate any other business will be presented for action at the Annual Meeting.

Voting at the Annual Meeting

Each share of common stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the shareholders, including the election of directors. Cumulative voting by shareholders is not permitted.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A plurality of the votes cast is required for the election of directors. Abstentions and broker non-votes are not counted for the purpose of the election of directors.

The affirmative vote of a majority of the shares of common stock represented and voted at the Annual Meeting is required for approval of Proposal Two. Abstentions will have the same effect as a vote “against” Proposal Two, whereas broker non-votes are not considered to have been voted on Proposal Two.

Solicitation

We will pay the costs relating to this proxy statement, the proxy and the Annual Meeting. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies. They will not receive any additional pay for the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to Be Held May 14, 2008.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2008 Annual Meeting of Shareholders

2007 Annual Report to Shareholders

To view this Proxy Statement and the 2007 AnnualReport to Shareholders,
visit http://ww3.ics.adp.com/streetlink/gnk.

Your vote is important. Thank you for voting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Under Genco’s Certificate of Incorporation, as amended, the Board of Directors is classified into three classes. The two directors serving in Class III have terms expiring at the 2008 Annual Meeting. The Board of Directors has nominated the Class III directors currently serving on the Board of Directors, Peter C. Georgiopoulos and Stephen A. Kaplan, for re-election to serve as Class III directors of the Company for a three-year term until the 2011 Annual Meeting of Shareholders of the Company and until their successors are elected and qualified or until their earlier resignation or removal.  Although management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as the holders of the proxies may, in their discretion, determine.

Directors are elected by a plurality of the votes cast at the Annual Meeting, either in person or by proxy. Votes that are withheld will be excluded entirely from the vote and will have no effect.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION (ITEM 1 ON THE ENCLOSED PROXY CARD) OF MESSRS. GEORGIOPOULOS AND KAPLAN AS CLASS III DIRECTORS.

Nominee Information

The following table sets forth information regarding the nominees for election or re-election as Class III Directors:

Name                                                                            Age          Class               Position

Peter C. Georgiopoulos                47    III       Chairman and Director
Stephen A. Kaplan                   49    III       Director

Peter C. Georgiopoulos has served as Chairman and as a member of our Board of Directors since our inception. Since 1997, Peter C. Georgiopoulos served as Chairman and CEO of General Maritime Corporation, a company he founded. Under the leadership of Mr. Georgiopoulos, General Maritime Corporation grew from a single ship ownership company to what today is an industry leader listed on the New York Stock Exchange. Mr. Georgiopoulos is also Chairman and a director of Aegean Marine Petroleum Network, Inc., a company listed on the New York Stock Exchange. From 1991 to 1997, he was the principal of Maritime Equity Management, a ship-owning and investment company that he founded in 1991. From 1990 to 1991, he was affiliated with Mallory Jones Lynch & Associates, an oil tanker brokerage firm. From 1987 to 1990, Mr. Georgiopoulos was an investment banker at Drexel Burnham Lambert. Before entering the investment banking business, he had extensive experience in the sale, purchase and chartering of vessels while working for shipowners in New York and Piraeus, Greece. Mr. Georgiopoulos is a member of the American Bureau of Shipping. He holds an MBA from Dartmouth College.

Stephen A. Kaplan has served as a director of our company since July 27, 2005. From 2001 to December 2007, he served as a director of General Maritime Corporation. Since 1995, Mr. Kaplan has been a principal of Oaktree Capital Management, L.P., formerly Oaktree Capital Management, LLC, an investment management firm, where he heads Oaktree's Principal Activities Group which invests in majority and significant minority positions in both private and public companies. Mr. Kaplan currently has in excess of $8 billion in assets under his management. Since 1993, he has served as a portfolio manager of all of Oaktree's Principal Opportunities Funds, including OCM Principal Opportunities Fund III, L.P. and OCM Principal Opportunities Fund IIIA, L.P., which collectively owns approximately 71.4% of OCM Fleet Acquisition LLC, one of our shareholders.  From 1993 to 1995, Mr. Kaplan was a Managing Director of Trust Company of the West. Before joining Trust Company of the West, Mr. Kaplan was a partner of the law firm of Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of Regal Entertainment Group, Alliance Imaging, Inc., Oaktree Capital Group, LLC and numerous private companies.

Continuing Director Information

The following table sets information regarding our directors whose terms continue after the 2008 Annual Meeting. The terms for Directors in Class I expire at the 2009 Annual Meeting, and the terms for Directors in Class II expire at the 2010 Annual Meeting.

Name	Age	Class	Position

Rear Admiral Robert C. North, USCG (ret.	63	I	Director
Basil G. Mavroleon	60	I	Director
Harry A. Perrin	55	I	Director
Nathaniel C.A. Kramer	46	II	Director
Mark F. Polzin	62	II	Director

Class I Directors - Terms Expiring at the 2009 Annual Meeting

Rear Admiral Robert C. North, USCG (ret.) has served as a director of our company since July 27, 2005. Since his retirement from the active duty with the U.S. Coast Guard in April of 2001, Rear Admiral North has served as the president of North Star Maritime, Inc., a marine industry consulting firm, specializing in international and domestic maritime safety, security and environmental protection issues. While on active duty with the U.S. Coast Guard, Rear Admiral North reached the position of Assistant Commandant for Marine Safety, Security and Environmental Protection, where he directed national and international programs for commercial vessel safety, merchant mariner licensing and documentation, port safety and security and waterways management. He is a graduate of the Baltimore Polytechnic Institute, State University of New York Maritime College at Fort Schuyler and the U.S. Army War College.

Basil G. Mavroleon has served as a director of our company since July 27, 2005. Mr. Mavroleon has been employed in the shipping industry for the last 38 years. Since 1986, Mr. Mavroleon is Manager of the Projects Group of Charles R. Weber Company, Inc. one of the largest ship brokerages and marine consultants in the United States. Mr. Mavroleon also serves as Managing Director of WeberSeas (Hellas) S.A., a comprehensive sale and purchase, marine projects and tanker chartering brokerage based in Piraeus, Greece.   Since its inception in 2003 through its liquidation in December 2005, Mr. Mavroleon has also served as Chairman of Azimuth Fund Management (Jersey) Limited, a hedge fund dealing with tanker freight forward agreements and derivatives. Mr. Mavroleon is a member of the Baltic Exchange and is on the board of the Associate Membership Committee of Intertanko, a member of the Association of Ship Brokers and Agents, on the advisory board of NAMMA (North American Maritime Ministry Association), a board member of NAMEPA (North American Marine Environmental Protection Association), is Vice Chairman of the New York World Scale Committee, a member of the Hellenic Chamber of Commerce, a member of the Connecticut Maritime Association and a member of NYMAR (New York Maritime Inc.).

Harry A. Perrin has served as a director of the Company since August 15, 2005, and currently serves as the Chairman of the Company’s Audit Committee. Mr. Perrin is a partner in the Houston office of Vinson & Elkins, where he has been employed since August 2007. From June 2001 through November 2006, Mr. Perrin worked as an investment banker with Petrie Parkman & Co, an investment banking and financial advisory firm with offices in Houston, Texas and Denver, Colorado. In December 2006, Merrill Lynch acquired Petrie Parkman, and at that time, Mr. Perrin was hired as an investment banker at Merrill Lynch where he was employed until May 2007. Prior to joining Petrie Parkman, Mr. Perrin was a partner for ten years in the business finance and restructuring group of the Houston office of Weil Gotshal & Manges. Mr. Perrin received his Bachelor of Business Administration in Accounting with Honors from the University of Texas at Austin in 1975. He received his J.D. with High Honors from the University of Houston in 1980. Mr. Perrin is a member of the State Bar of Texas, and is a licensed Certified Public Accountant in the State of Texas.

Class II Directors – Terms Expiring at the 2010 Annual Meeting

Nathaniel C. A. Kramer has served as director of our company since July 27, 2005. Mr. Kramer is a principal at Mercantile Capital Group LLC, a private equity firm with offices in New York and Chicago, and Managing Director of his firm's New York office from 1999 to present. He brings over 20 years of investment experience in both the public and private capital markets. He started his career with Allen and Company, a private equity firm, and recently served as its Vice President. Mr. Kramer has led investments in a wide range of industries including telecommunications, wireless infrastructure, waste management, data communications, B2B commerce and Internet infrastructure sectors. Mr. Kramer also serves on the boards of MoveOnIn, Inc. and Environmental Asset Management.

Mark F. Polzin has served as a director of our company since July 27, 2005. Mr. Polzin is President of Ranch Fiduciary Corporation, Farms Fiduciary Corporation, and Laurel Fiduciary Corporation. Mr. Polzin is also Managing Director of The Oversight Company and Manager of Wyoming Consulting LLC, and a senior consultant to Cymric Family Office Services and Family Office Exchange. On July 1, 2007, Mr. Polzin retired as President and Chief Executive Officer of Moreland Management Company, where he had served as an officer since 1989. Prior to joining Moreland he was an executive and director of several mid-western community banking organizations. He holds a B.S. in Economics from the University of Wisconsin-Milwaukee and a J.D. from Marquette University Law School. Mr. Polzin is a Regent of Concordia University Wisconsin.

Corporate Governance

Governance Materials - All of the Company’s corporate governance materials, including the committee charters of the Board of Directors (the “Board”) and the Company’s Corporate Governance Guidelines, are published on the Corporate Governance section of the Company’s website under “Investor” at www.gencoshipping.com.  These materials are also available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies its committee charters as warranted.  Any modifications are reflected on the Company’s website, including modifications recently made to all of its committee charters in connection with the Company’s listing on the NYSE.

Director Independence - It is the Board’s objective that a majority of the Board consist of independent directors. For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Company. The Board follows the criteria set forth in applicable NYSE listing standards to determine director independence.  The Board will consider all relevant facts and circumstances in making an independence determination.

All members of the Audit, Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by applicable NYSE listing standards.  Members of the Audit Committee must also satisfy a separate Securities and Exchange Commission independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their director compensation.

The independent directors of the Company are Rear Admiral Robert C. North, Basil G. Mavroleon, Harry A. Perrin, Nathaniel C.A. Kramer, and Mark F. Polzin.  The Board of Directors has determined that each of the members of the Audit, the Compensation and the Nominating and Corporate Governance Committees, respectively, are independent as defined in the applicable NYSE listing standards.   In determining that Mr. Mavroleon is independent, the Board considered the engagement of a shipbroker of which Mr. Mavroleon is a Managing Director to which a commission of $131,500 was paid in connection with the sale of one of our vessels, the Genco Glory.  Mr. Mavroleon is also a Managing Director and a shareholder of a company owning 50% of this shipbroker.  In determining that Rear Admiral North is independent, the Board considered that during 2007, the Company paid $11,743 for the services of North Star Maritime, Inc., a marine industry consulting firm owned and operated by Rear Admiral North.  The Board did not believe that these transactions would impair Mr. Mavroleon’s or Mr. North’s ability to act independently of management.  See “Certain Relationships and Related Transactions”.

Code of Ethics - All directors, officers, employees and agents of the Company must act ethically at all times and in accordance with the policies comprising the Company’s code of ethics set forth in the Company’s Code of

Ethics. Under the Company’s Code of Ethics, the Board will only grant waivers for a director or an executive officer in limited circumstances and where circumstances would support a waiver. Such waivers may only be made by the Audit Committee.

The Company’s Code of Ethics is available on the Company’s website at www.gencoshipping.com and is available in print to any shareholder upon request.

Communicating Concerns to Directors – Shareholders or other interested parties may communicate directly with any individual director, with the Board of Directors as a group, with the Chairman or other presiding director for the non-management directors, or with non-management directors as a group pursuant to Section 303A.03 of the NYSE’s Listed Company Manual.  All of Genco’s directors are currently non-management directors.  All communications should be in writing and should be addressed to the intended recipient(s), c/o John C. Wobensmith, Secretary, 299 Park Avenue (20th Floor), New York, New York 10171.  Once the communication is received by the Secretary, the Secretary reviews the communication.  Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to our directors. Other communications are promptly forwarded to the addressee.

Board Meetings and Committees

During fiscal year 2007, there were five meetings of the Board of Directors.  A quorum of Directors was present, either in person or telephonically, for all of the meetings.  Actions were also taken during the year by unanimous written consent of the Directors.  All directors attended at least 75% of the aggregate of the total number of meetings of the Board and at least 75% of the total number of meetings held by all Committees of the Board on which they served.  The Company encourages all directors to attend each annual meeting of shareholders.

During fiscal year 2007, Genco’s Audit Committee was comprised of Harry A. Perrin, Nathaniel C.A. Kramer and Mark F. Polzin, all of whom qualify as independent under the listing requirements of the NYSE and are financially literate.  Mr. Perrin is also a financial expert as defined under Item 401(h)(2) of Regulation S-K.  Through its written charter, the Audit Committee has been delegated the responsibility of reviewing with the independent auditors the plans and results of the audit engagement, reviewing the adequacy, scope and results of the internal accounting controls and procedures, reviewing the degree of independence of the auditors, reviewing the auditor’s fees and recommending the engagement of the auditors to the full Board. The Audit Committee held five meetings during fiscal year 2007.

During fiscal year 2007, Genco’s Compensation Committee was comprised of Harry A. Perrin, Basil G. Mavroleon, and Nathaniel C.A. Kramer, all of whom qualify as independent under the listing requirements of the NYSE, and none of whom is an employee of Genco.  Through its written charter, the Compensation Committee administers Genco's equity incentive plan and other corporate benefits programs.  The Compensation Committee also considers from time to time matters of compensation philosophy and competitive status, and also reviews, approves, or recommends executive officer bonuses, equity grants and other compensation.   The Compensation Committee generally does not delegate its authority, although Genco’s officers are responsible for the day-to-day administration of Genco’s 2005 Equity Incentive Plan.  The committee’s primary processes for establishing and overseeing executive compensation can be found under  “Compensation Discussion and Analysis” below.   Directors’ compensation is established by the Board of Directors upon the recommendation of the Compensation Committee.  The Compensation Committee held four meetings during fiscal year 2007.

During fiscal year 2007, Genco’s Nominating and Corporate Governance Committee was comprised of Rear Admiral Robert C. North, Basil G. Mavroleon and Mark F. Polzin, all of whom qualify as independent under the listing requirements of the NYSE, and none of whom is an employee of Genco.  Through its written charter, the Nominating and Corporate Governance Committee assists the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. When avacancy exists on the Board, or when the Board determines to add an additional director, the nominating and corporate governance committee seeks out appropriate candidates from various sources, which may include directors, officers, employees and others. The committee may use consultants and search firms who may be paid fees for their assistance in identifying and evaluating candidates, but has not done so to date.  The committee does not have a set of minimum, specific qualifications that must be met by a candidate for director and will review the candidate's background, experience and abilities, and the contributions the candidate can be expected to make to the collective functioning of the Board and the needs of the Board at the time. The committee considers candidates based on materials provided, and will consider whether an interview is appropriate.  The committee will consider shareholder recommendations of director candidates, which should be sent to the attention of the corporate secretary at the Company's headquarters, on the same basis.  The Nominating and Corporate Governance Committee held one meeting during fiscal year 2007.

Executive Sessions

Under the Corporate Governance Guidelines that the Company adopted last year in connection with its listing on the New York Stock Exchange to assure free and open discussion and communication among the non-management directors, the non-management directors will seek to meet at least annually and may meet as the non-management directors deem appropriate.  In addition, if there are any non-management directors who are not independent directors, the independent directors shall meet in executive session at least once each year.  The presiding director at any executive session with the non-management or independent directors will be the Chairman if the Chairman is present and is a non-management or independent director (as applicable) and will otherwise be selected by a majority of the non-management or independent directors (as applicable) present at the meeting.  All of Genco’s directors are currently non-management directors, and one executive session of independent directors was held in fiscal year 2007.

Director Compensation

For fiscal year 2007, each of our directors received an annual fee of $30,000, a fee of $20,000 for an Audit Committee assignment, $15,000 for a Compensation Committee assignment and $7,500 for a Nominating and Corporate Governance Committee assignment.  In addition, Peter C. Georgiopoulos, Chairman of the Board, was granted 100,000 restricted shares of common stock, with restrictions to lapse in ten equal installments commencing on November 15, 2008 and on each of the first nine anniversaries thereafter.   Restrictions on Mr. Georgiopoulos’ shares also lapse in full immediately upon the occurrence of a change of control (as defined under our 2005 Equity Incentive Plan) or the termination of Mr. Georgiopoulos’ service as a director, employee or consultant unless Mr. Georgiopoulos voluntarily terminates his service or he is removed as a director for cause in accordance with the Company’s Amended and Restated By-Laws. Upon the recommendation of the Compensation Committee, the Board determined to make this grant to Mr. Georgiopoulos in recognition of his efforts to facilitate the Company’s extraordinary achievements in 2007, notably the Company’s agreement to acquire nine Capesize vessels from companies within the Metrostar Management Corporation group for an aggregate purchase price of approximately $1.1 billion.  Nathaniel C.A. Kramer, Basil G. Mavroleon, Rear Admiral Robert C. North, USCG (ret.), Harry A. Perrin, and Mark F. Polzin, members of the Board, were each granted 2,500 restricted shares of common stock, with restrictions on all such shares to lapse, if at all, on the earliest of February 13, 2009, the occurrence of a change of control or the date of the Company’s 2008 Annual Meeting of Shareholders. Restrictions on a pro rata percentage of each director’s restricted shares will also lapse upon such director’s death or disability.  For fiscal year 2008, the amounts of the annual fee for each director and fees for committee assignments are yet to be determined.  We also expect to make annual restricted stock grants to each director other than Mr. Kaplan for 2009 in an amount yet to be determined.  We reimburse our directors for all reasonable expenses incurred by them in connection with serving on our board of directors.  The following table summarizes compensation earned by directors for the year ended December 31, 2007:

Name of Director (a)	Fees Earned or Paid in Cash ($) (1) (b)	Stock Awards ($) (2)(3) (c)	All Other Compensation ($)(4) (g)	Total ($) (h)
Peter C. Georgiopoulos	$30,000	$36,624	$141,714	$208,338
Nathaniel C.A. Kramer	$65,000	$36,624	$ —	$101,624
Basil G. Mavroleon	$52,500	$36,624	$ —	$89,124
Rear Admiral Robert C. North, USCG (ret.)	$37,500	$36,624	$ —	$74,124
Harry A. Perrin	$65,000	$36,624	$ —	$101,624
Mark F. Polzin	$57,500	$36,624	$ —	$94,124
Stephen A. Kaplan	$ —	$ —	$ —	$ —

(1)
Directors received an annual fee of $30,000, a fee of $20,000 for an Audit Committee assignment, $15,000 for a Compensation Committee assignment and $7,500 for a Nominating and Corporate Governance Committee assignment.

(2)
The amounts in column (c) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FASB SFAS No. 123R, Share-Based Payment (“FAS 123R”), of awards pursuant to the Company’s 2005 Equity Incentive Plan and includes amounts from awards granted prior to 2007. Details regarding the calculation of these amounts are included in Notes 2 and 18 to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008. The actual amount realized by the director will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

(3)
On January 10, 2008, Mr. Georgiopoulos received a grant of 100,000 nonvested shares.  The fair value on the date of grant for Mr. Georgiopoulos’ award is $4,191,000.  Restrictions on such shares lapse in ten equal installments commencing on November 15, 2008 and on each of the first nine anniversaries thereafter.  On February 13, 2008, the five directors listed in the table other than Messrs. Georgiopoulos and Kaplan each received a grant of 2,500 nonvested shares.  The fair value on the date of grant for each such director’s award is $137,725. Restrictions on all such shares lapse, if at all, on the earliest of February 13, 2009, the occurrence of a Change in Control as defined under the Company’s 2005 Equity Incentive Plan or the date of the Company’s 2008 Annual Meeting of Shareholders.  No amount is recognized for this grant for 2007 in column (c).

(4)
The amount in column (g) for Mr. Georgiopoulos represents the payment by the Company of $125,000 in filing fees and approximately $16,714 in legal fees incurred in the first quarter of 2008 which relate to a filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the grant to Mr. Georgiopoulos of 100,000 nonvested shares.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any of Genco’s executive officers or members of Genco's Board of Directors or compensation committee and any other company's executive officers, Board of Directors or compensation committee.

MANAGEMENT

Executive Officers

The following tables set forth certain information with respect to the executive officers of Genco:

Executive Officers

Name	Age	Position

Robert Gerald Buchanan	59	President (Principal Executive Officer)
John C. Wobensmith	37	Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer

Robert Gerald Buchanan has served as a President of our company since June 1, 2005. Mr. Buchanan has 40 years of shipping experience, holding various senior operating, engineering and management positions. Before joining our company, Mr. Buchanan spent eight years as a Managing Director of Wallem, a leading technical management company. As the senior executive at Wallem, Mr. Buchanan was responsible for the safe and efficient operations of close to 200 vessels, as well as management of approximately 500 onshore and seagoing staff. From 1990 to 1996, Mr. Buchanan was Technical Director of Canada Steamships Lines of Montreal, overseeing a fleet of bulk carriers. Before this, Mr. Buchanan managed an oceanographic research vessel for NATO from 1986 to 1990, was Superintendent Engineer of Denholm Ship Management's United Kingdom office from 1982 to 1986, and Chief Engineer of Denholm Ship Management from 1969 to 1982. Mr. Buchanan was educated at Glasgow Nautical College and obtained a First Class Engineers license for the both steam and motor ships. Among his industry affiliations, Mr. Buchanan was a member of the International Committee for Gard Protection & Indemnity Association.

John C. Wobensmith has served as our Chief Financial Officer and Principal Accounting Officer since April 4, 2005. Mr. Wobensmith is responsible for overseeing our accounting and financial matters. Mr. Wobensmith has over 14 years of experience in the shipping industry, with a concentration in shipping finance. Before becoming our Chief Financial Officer, Mr. Wobensmith served as a Senior Vice President with American Marine Advisors, Inc., an investment bank focused on the shipping industry. While at American Marine Advisors, Inc., Mr. Wobensmith was involved in mergers and acquisitions, equity fund management, debt placement and equity placement in the shipping industry. From 1993 through 2000, he worked in the international maritime lending group of The First National Bank of Maryland serving as a Vice President from 1998. He has a bachelors degree in economics from St. Mary's College of Maryland, and holds the Chartered Financial Analyst designation.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of compensation program

The Compensation Committee of the Board is responsible for establishing, implementing, and monitoring adherence to the Company’s compensation philosophy.  The Compensation Committee’s goal is to ensure that the total compensation paid to the Company’s executive officers is fair, reasonable, and competitive.

Throughout this proxy statement, Robert Gerald Buchanan, the Company’s President, and John C. Wobensmith, the Company’s Chief Financial Officer, are referred to as the “named executive officers”.

Compensation philosophy and objectives

The Compensation Committee believes that its executive compensation program should reward executives for enhancing the Company’s long-term performance while delivering favorable annual operating results.  The Compensation Committee evaluates both performance and compensation to attract and retain superior executives and maintain compensation competitive to the Company’s peers.

Elements of compensation

The Compensation Committee believes the Company’s executive compensation packages should include both cash and stock-based compensation to meet the objectives stated above.  The current principal components of our executive compensation are base salary, annual cash bonuses, equity awards in the form of restricted stock grants, and other benefits.

The two cash components of compensation provide immediately realizable rewards to our executives for annual performance.   Given the responsibility our two named executive officers bear for the Company’s performance, we allocate much of their cash compensation to annual bonus, which can be adjusted to reflect the Company’s performance.

We also allocate a significant portion of annual compensation to restricted stock grants that vest in portions over a period of time, currently four years.  We do so because we believe that equity awards help to align our executive’s interests with those of our shareholders and enhance the retention of our executives.  Unless the Compensation Committee determines otherwise, each executive is entitled to receive dividends on restricted stock at the same rate paid to other holders of our common stock.  Our executives therefore share with other shareholders in receiving dividends as well as the recognition of current income generation and future changes in stock price.  However, if any such restricted shares do not vest, the holders of the non-vesting shares must repay any dividends on the non-vesting shares unless the Board or the Compensation Committee determines otherwise for dividends paid on shares of restricted stock granted on or after December 21, 2005.  The Compensation Committee seeks to  balance cash and stock-based executive compensation to provide incentives for both short- and long-term performance.

Benefits are part of a competitive compensation package to attract and retain employees, including executives.  Our named executive officers participate in the same benefit plans as our salaried employees.

Employment agreements and severance benefits

On September 21, 2007, we entered into an employment agreement with Mr. Wobensmith for a two-year term.  The agreement provides for a base salary of $300,000 during the term, which may be increased but not decreased.  The agreement also confirms Mr. Wobensmith’s eligibility to receive cash bonuses and awards under our 2005 Equity Incentive Plan or other successor plan in amounts that the Compensation Committee may determine. The general terms of Mr. Wobensmith’s employment agreement are described in greater detail under the heading “Executive Employment Agreement” on page 15.  His employment agreement additionally provides for payments upon termination of his employment under certain conditions, which are described under the heading “Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement” on page 16.

We entered into this agreement with Mr. Wobensmith to enhance our retention of Mr. Wobensmith, particularly in the event of an actual or rumored change in control.  The provisions relating to a change in control serve to align his and our shareholders’ interests by enabling Mr. Wobensmith to consider corporate transactions that are in the best interests of shareholders and our other constituents without undue concern over whether the transactions may jeopardize his employment.   The change of control payments under Mr. Wobensmith’s employment agreement are subject to a “double trigger,” meaning that the payments are not awarded upon a change of control unless he terminates his employment for good reason or his employment is terminated without cause (other than for death or disability) within two years of a change of control.  The vesting of Mr. Wobensmith’s restricted stock, as with all restricted stock granted to directors, officers, and other employees to date, remains subject to a “single trigger” and thus vests immediately upon a change of control.  We believe this structure strikes a balance between providing appropriate performance incentives and our executive retention goals.

How we determine the amount of compensation

Generally, the Compensation Committee recommends executive compensation on a discretionary basis.  The Compensation Committee prefers this approach because it allows flexibility in awards based on the Compensation Committee’s assessment of each executive’s performance.    As discussed below, the Company believes that its shipping income is not subject to tax under Section 883 of the U.S. Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.  Accordingly, it can award discretionary retroactive bonuses to its executives regardless of the issues of the deductibility of expenses for such bonuses for U.S. income tax purposes.  Given the foregoing considerations, as well as the cyclical nature of the shipping industry and the volatile and unpredictable markets in which the Company operates, we do not set incentive targets for purposes of executive pay determination, nor do we determine executive compensation through the use of formulas or a benchmarking process.  In the exercise of its discretion, the Compensation Committee recommends executive compensation primarily based on consideration of the following three factors:

•	the executive’s individual performance;

•	an internal review of the executive’s compensation; and

•	market data obtained by the Company on peer companies.

For fiscal year 2007, the Compensation Committee recommended compensation packages for each named executive officer following consultations with the Company’s Chairman as well as discussions with the officers.  The Compensation Committee referred these packages to the Board for final approval, which the Board granted unanimously.

Role of compensation consultant

For 2007, the Compensation Committee retained Steven Hall & Partners, a compensation consultant, to assist it in reviewing executive compensation data and performance data on groups of peer companies prepared or obtained by the Company.  Steven Hall & Partners also provided the Compensation Committee with an analysis of director compensation at peer companies and assisted in developing compensation recommendations for directors, including compensation for our Chairman, Peter C. Georgiopoulos for his extraordinary assistance to the Company in 2007.  However, the Compensation Committee did not solicit recommendations from this or any other consultant as to the form or amounts of compensation to be awarded to the Company’s executive officers.  In the future, either the Company or the Committee may engage or seek the advice of other compensation consultants.

Performance factors

The Compensation Committee takes into account the contributions of each named executive officer to the performance of the Company as a whole in establishing his compensation.  The Compensation Committee viewed 2007 as successful for the Company, during which our executives completed a number of significant accomplishments, including the following:

•	The increase of the Company’s 2005 credit facility from $450 million to $550 million.

•	Performance of the Company enabling an increase in the target dividend from $0.60 to $0.66 per share and the declaration of four consecutive quarterly dividends at the higher target rate.

•	The successful completion of a secondary offering of the Company’s common stock by Fleet Acquisition LLC for gross proceeds of approximately $148 million, which was priced at the market.

•	The completion of the sale of the Genco Glory for a gain of $3.6 million.

•	The transfer of the listing of the Company’s securities from the NASDAQ National Market to the New York Stock Exchange.

•
Agreement on the acquisition of nine Capesize vessels from companies within the Metrostar Management Corporation group for an aggregate purchase price of approximately $1.1 billion, four of which were delivered in 2007.

•	The establishment of a new $1.4 billion revolving credit facility on favorable terms, which was used to refinance the Company’s 2005 credit facility and $155 million short-term credit facility.

•	Agreement on the acquisition of six drybulk vessels from affiliates of Evalend Shipping Co. S.A. for an aggregate purchase price of $336 million, all of which were delivered in 2007.

•	Agreement on the sale of the Genco Commander for a gross purchase price of $44.45 million, representing a net gain of approximately $24 million.

•
Completion of a $225 million follow-on offering (including full exercise of the overallotment option as to the Company) together with another secondary offering by Fleet Acquisition LLC at $67.00 per share.

•	The appreciation of the Company’s stock and the overall performance of the Company.

•	Effective management of the Company’s chartering affairs, realizing a fleet average utilization rate of 98.7% and a fleet average time charter equivalent rate of $24,650 per day.

•	Proficient supervision of the activities of four separate management companies, and avoiding the need and related expense for an in-house chartering department.

•	Efficient management of the Corporations’ cash flow, breakeven levels, interest rate swaps, and currency swaps.

Review of executive compensation

In evaluating compensation for the named executive officers, the Compensation Committee also reviews tally sheets that include the following information:

•	Salary and cash bonus compensation for prior years since the Company’s IPO in 2005;

•	Restricted stock granted since the Company’s IPO;

•	Vested and unvested shares of restricted stock held; and

•	The value of benefits and perquisites.

In determining total compensation amounts and the proper balance of compensation types to provide appropriate incentives for performance, the Compensation Committee analyzes the historical compensation information in the tally sheets, including amounts potentially realizable on prior awards of restricted stock.

Peer group information

As the Company’s overall performance is a factor in executive compensation, the Compensation Committee compares the Company’s performance to a peer group of publicly-traded shipping and tanker companies, the former of which are competitors of the Company and consist of Jinhui Shipping & Transportation Limited, Quintana Maritime Limited, and Eagle Bulk Shipping Inc. on such metrics as market capitalization, return on equity, total shareholder return, EBITDA margin and profit margin.  A detailed analysis of our financial and operational performance is contained in the Management’s Discussion & Analysis section of our 2007 Annual Report filed with the SEC.

In order to maintain the competitiveness of the Company’s executive compensation, the Compensation Committee also compares its executive compensation arrangements to those of another group of publicly-traded drybulk shipping and tanker companies deemed to be similarly situated to the Company, which include Quintana Maritime Limited and Eagle Bulk Shipping Inc.  This second group is used to compare compensation arrangements because some of the Company’s competitors are not required to disclose all of the relevant compensation information.  The Compensation Committee uses this second group as a general frame of reference only and does not target the Company’s executive compensation as a specific percentile of the executive compensation awarded in this group.

Determination of executive compensation

In consideration of the various factors described above, the compensation packages recommended by the Compensation Committee and approved by the Board of Directors in its last fiscal year reflected increases in accordance with the Committee’s assessment of the extraordinary performance of the Company’s named executive officers in such year.  The Compensation Committee considered Mr. Buchanan’s compensation in light of his efficient and profitable management of operation of the Company's vessels.  For Mr. Buchanan, the approved package thus consisted of an increased base salary of $350,000, representing an increase of $50,000 over the prior year; a cash bonus of $450,000, representing an increase of $200,000 over the prior year, and a grant of 15,000 shares of restricted stock, the same amount granted in the prior year.  The Compensation Committee recommended Mr. Wobensmith’s compensation based on his roles in arranging for the Company’s vessel acquisitions and new credit facilities in the past year as well as serving as the Company’s main representative to investors and lenders, roles which the Compensation Committee believe go beyond what is typically expected of a public company chief financial officer.  For Mr. Wobensmith, the approved package therefore consisted of an increased base salary of $350,000, representing an increase of $50,000 over the prior year; a cash bonus of $1,000,000, representing an increase of $350,000 over the prior year, and a grant of 50,000 shares of restricted stock, representing an increase of 30,000 shares over the prior year.  Further details of the compensation awarded, including the terms applicable to the restricted stock grants, are set forth below in this proxy statement under “Executive Compensation.”

Tax and accounting implications

Deductibility of executive compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation to certain employees in excess of $1 million. So long as the Company qualifies for the exemption pursuant to Section 883 of the Internal Revenue Code of 1986, as amended, it is not subject to United States federal income tax on its shipping income (which comprised substantially all of its gross revenue in 2007).   If the Company does not qualify for the Section 883 exemption, its shipping income derived from U.S. sources, or 50% of its gross shipping income attributable to transportation beginning or ending in the United States, would be subject to a 4% tax imposed without allowance for deductions. Further discussion of this exemption is provided in the Company’s Annual Report on Form 10-K for the Fiscal Year ended December 31, 2007, under the heading  “Risk Factors—Company Specific Risk Factors—We may have to pay tax on U.S. source income . . .”  For these reasons, the Company has not sought to structure its cash bonus plan or grants under its 2005 Stock Incentive Plan to qualify for exemption under Section 162(m).

Accounting for stock-based compensation

In 2006, the Company adopted FAS 123R for accounting for nonvested stock issued under its 2005 Stock Incentive Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Basil G. Mavroleon, Chairman
Nathaniel C.A. Kramer
Harry A. Perrin

EXECUTIVE COMPENSATION

The following table sets forth in summary form information concerning the compensation paid by us during the years ended December 31, 2007 and December 31, 2006, to our named executive officers:

Summary Compensation Table
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	All Other Compensation ($) (i)	Total ($) (j)
Robert G. Buchanan President	2007	$300,000	$450,000	$391,591	$ —	$1,141,591
	2006	$300,000	$250,000	$357,154	$ —	$907,154
John C. Wobensmith Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer	2007	$300,000	$1,000,000	$529,815	$13,500(2)	$1,843,315
	2006	$250,000	$650,000	$427,880	$13,200(2)	$1,327,880

(1)
The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and 2007, in accordance with FAS 123R, of awards pursuant to the Company’s 2005 Equity Incentive Plan and includes amounts from awards granted both in and prior to 2006 and 2007, respectively. Details regarding the calculation of these amounts are included in Notes 2 and 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 9, 2007, and in Notes 2 and 18 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.  The actual amount realized by the named executive will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.  Additional information regarding stock awards is provided in the Grants of Plan-Based Awards table below.

(2)	Represents payments made to the 401(k) Plan.

The following table reflects awards of restricted stock under the Company’s 2005 Equity Incentive Plan during the year ended December 31, 2007:

Grants of Plan-Based Awards
Name (a)	Grant Date (b)	All Other Stock Awards: Number of Shares of Stock (i)	Grant Date Fair Value of Stock Awards ($) (l)
Robert G. Buchanan	12/21/07	15,000 (1)	$795,900
John C. Wobensmith	12/21/07	50,000 (1)	$2,653,000

(1)
The restrictions applicable to the shares will lapse with respect to 25% of the shares on each of the first four anniversaries of November 15, 2007. The restrictions applicable to the shares granted will also lapse with respect to a pro rata percentage of the shares upon their death or disability or termination without cause between two vesting dates, and will lapse in full upon the occurrence of a Change in Control (as defined in the 2005 Equity Incentive Plan).  Recipients of restricted share grants will receive dividends thereon at the same rate as is paid to other holders of common stock but must repay dividends on any shares subject to forfeiture under the terms of such recipient's grant agreement unless the Board of Directors waives the repayment requirement as to dividends on such shares.

The following table provides information on restricted stock awards under the 2005 Equity Incentive Plan that were not vested as of December 31, 2007:

Outstanding Equity Awards at Fiscal Year-End
Name (a)	Number of Shares of Stock That Have Not Vested (g)	Market Value of Shares of Stock that Have Not Vested ($) (3) (h)
Robert G. Buchanan	46,175(1)	$2,528,543
John C. Wobensmith	88,631(2)	$4,853,434

(1)
Represents the unvested portions of: 29,850 restricted shares of our common stock granted on October 31, 2005, which vest in four equal installments on the first four anniversaries of the date of the Company’s initial public offering; 10,000 restricted shares of our common stock granted on December 21, 2005, which vest in four equal installments commencing on November 15, 2006 and on each of the first three anniversaries thereafter; 15,000 restricted shares of our common stock granted on December 22, 2006, which vest in four equal installments commencing on November 15, 2007 and on each of the first three anniversaries thereafter; and 15,000 restricted shares of our common stock granted on December 21, 2007, which vest in four equal installments commencing on November 15, 2008 and on each of the first three anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(2)
Represents the unvested portions of: 32,262 restricted shares of our common stock granted on October 31, 2005, which vest in four equal installments on the first four anniversaries of the date of the Company’s initial public offering;  15,000 restricted shares of our common stock granted on December 21, 2005, which vest in four equal installments commencing on November 15, 2006 and on each of the first three anniversaries thereafter; 20,000 restricted shares of our common stock granted on December 22, 2006, which vest in four equal installments commencing on November 15, 2007 and on each of the first three anniversaries thereafter; and 50,000 restricted shares of our common stock granted on December 21, 2007, which vest in four equal installments commencing on November 15, 2008 and on each of the first three anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(3)
The value of the unvested stock awards equals the number of unvested shares held multiplied by $54.76, the closing price of the Company’s common stock on the NYSE on December 31, 2007, which was the last trading date of the year ended December 31, 2007.

The following table provides information regarding the number of restricted stock awards that vested during the year ended December 31, 2007:

Stock Vested
Name (a)	Number of Shares Acquired on Vesting (d)	Value Realized on Vesting ($) (1) (e)
Robert G. Buchanan	13,713	$785,562
John C. Wobensmith	16,816	$960,798

(1)
The value of the unvested stock awards that vested during the year ended December 31, 2007 equals the number of shares vested multiplied by the closing price of the Company’s common stock on the NYSE on the vesting date of each grant.

Executive Employment Agreement

We entered into a letter agreement (the “Employment Agreement”) with John C. Wobensmith, our Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer, effective as of September 21, 2007, with a term continuing through September 20, 2009.  The Employment Agreement provides for automatic renewal for additional one year terms, unless either party terminates the Employment Agreement on at least 90 days’ notice.  The Employment Agreement provides for a base salary per annum of $300,000 as well as discretionary bonuses as determined by the Compensation Committee of the Board of Directors in its sole discretion.  Mr. Wobensmith will also be eligible to receive restricted stock and other equity grants from time to time pursuant to our 2005 Equity Incentive Plan, or any successor employee stock incentive or option plan.  We will pay for life insurance and long-term disability insurance for Mr. Wobensmith pursuant to the Employment Agreement at a cost of no more than $20,000 per annum.

Mr. Wobensmith’s Employment Agreement provides for certain payments and benefits upon termination of his employment.  For details, please see “Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement” below.

Under his Employment Agreement, Mr. Wobensmith has agreed to protect our confidential information and not to solicit our employees for other employment for two years after termination.  He has also agreed not to engage in certain defined competitive activities described in the Employment Agreement for two years after the termination of his employment with us.  Certain provisions regarding competitive activities will not apply following a change of control or in the event of termination of Mr. Wobensmith by us without cause or by Mr. Wobensmith for good reason. For purposes of the Employment Agreement, change of control is defined generally as the acquisition of beneficial ownership of 30% or more of the voting power of the Company within a 12-month period or of more than 50% of such aggregate voting power or the value of our capital stock by any person or group other than Peter C. Georgiopoulos or Oaktree Capital Management, L.P., formerly Oaktree Capital Management, LLC, and its related entities; the sale of all or substantially all of our assets within a 12-month period; any merger or similar transaction in which holders of our voting stock immediately prior to such transaction do not hold at least 50% of the voting stock of the surviving entity; or a majority of the members of our Board of Directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board of Directors before the date of such appointment or election.

Potential Payments upon Termination or Change-in-Control

Executive Employment Agreement

Mr. Wobensmith’s Employment Agreement calls for him to receive payments under certain circumstances following a termination of his employment.  If Mr. Wobensmith is terminated without cause or resigns for good reason, we will pay him a pro rata bonus for the year of termination, plus a lump sum equal to double the average of his prior three years’ annual incentive awards, plus double his annualized base salary, and provide medical, dental, long-term disability, and life insurance benefit plan coverage for him and his eligible dependents for a period of two years.  For these purposes, we will treat Mr. Wobensmith as having received an annual incentive award of not less than $500,000 for each of 2005 and 2006.  If a termination without cause or resignation for good reason occurs within two years of a change in control, the amounts that are doubled above become tripled, and the coverage period of two years becomes three years.  Mr. Wobensmith’s annual incentive award for a given year is his cash bonus earned for that year and, if a termination without cause or resignation for good reason occurs within two years of a change in control, the grant date value of any equity awards granted for such year.

If a payment to Mr. Wobensmith under the Employment Agreement or otherwise after a change of control causes him to owe excise tax under Section 4999 of the Internal Revenue Code, we will fund the amount of this tax on a fully “grossed-up” basis, intended to ensure that after payment of the excise tax and any related taxes and penalties, Mr. Wobensmith retains the full amount of the payment that gave rise to the excise tax liability.

In the event of termination of Mr. Wobensmith’s employment due to his death or disability, we will pay him, or his estate, a pro rata bonus for the year of termination and one year’s salary and, in the case of disability, to provide medical coverage for him and his eligible dependents for a period of one year.

The table below sets forth the payments and other benefits that would be provided to Mr. Wobensmith upon termination of his employment by us without cause or by him for good reason under the following sets of circumstances as described more fully above: change of control, no change of control, and death or disability. In each set of circumstances, we have assumed a termination as of the end of the day on December 31, 2007 and used the closing price of our common stock on that date of $54.76 per share for purposes of the calculations for the table below:

	Termination by Executive for Good Reason or by Company without Cause
	Change of Control (1)	No Change of Control	Death or Disability
Cash Severance Payment	$7,636,070	$2,325,000	$300,000
Estimated Present Value of Continued Benefits Following Termination (2)	$83,883	$56,229	$28,314

(1)
Includes funding of excise tax under Section 280G of the Internal Revenue Code on a fully “grossed-up” basis on severance payments made and on the value of restricted stock subject to accelerated vesting. See “Potential Payments upon Termination or Change-in-Control—Executive Employment Agreement” above and “— Accelerated Vesting of Restricted Stock” below.

(2)
Mr. Wobensmith and his dependents are entitled to medical, dental and certain other insurance coverage substantially identical to the coverage in place prior to termination.  This benefit period is two years if we terminate Mr. Wobensmith’s employment without cause or if he terminates his employment with good reason, three years if such a termination occurs within two years following a change in control, or twelve months in the event of his death or disability.  The amounts presented for termination for good reason or without cause assume a discount rate of 6% per annum and annual cost increases of 16% for health insurance.  The amounts presented for death or disability assume circumstances which would provide the maximum benefit (i.e., disability of the executive).

Accelerated Vesting of Restricted Stock

Under the terms of the restricted stock grant agreements between the Company and its named executive officers, all shares of restricted stock vest in full automatically upon the occurrence of a change of control (as defined under our 2005 Equity Incentive Plan).  In addition, if the officer’s service to the Company is terminated by the Company without cause or by reason of his death or disability (each as defined under our 2005 Equity Incentive Plan), the restrictions lapse as to a pro rata percentage of the shares, calculated monthly, that would otherwise vest at the next anniversary of the grant date.   For purposes of these agreements, “service” means a continuous time period during which recipient of a restricted stock grant is at least one of the following:  an employee or a director of, or a consultant to, the Company.

The tables below set forth the vesting of restricted stock that the named executive officers would receive upon termination of their service to the Company under the following sets of circumstances:  change of control and termination without cause or by reason of death or disability.   In each set of circumstances, we have assumed a termination as of the end of the day on December 31, 2007 and used the closing price of our common stock on that date of $54.76 per share for purposes of the calculations for the tables below:

Name	Value of Restricted Stock Subject to Accelerated Vesting ($)
	Change of Control	Termination without Cause or by Reason of Death or Disability
Robert G. Buchanan	$2,528,543	$198,779
John C. Wobensmith	$4,853,434	$223,968

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 regarding the number of shares of the Company’s common stock that may be issued under the Company’s 2005 Equity Incentive Plan, which is the Company’s sole equity compensation plan:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders	—	$—	1,652,401
Equity compensation plans not approved by security holders	—	—	—

Total	—	$—	1,652,401

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company and the independence and performance of the Company's auditors. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent,” as provided under the applicable listing standards of the NYSE. The Committee operates pursuant to a Charter.  As set forth in the Charter, the Committee's job is one of oversight. Management is responsible for the preparation, presentation and integrity of the Company's financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the annual financial statements, expressing an opinion based on their audit as to the statements' conformity with generally accepted accounting principles, monitoring the effectiveness of the Company's internal controls, reviewing the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and discussing with the Committee any issues they believe should be raised with the Committee.

The Committee met with the Company's independent auditors to review and discuss the overall scope and plans for the audit of the Company's consolidated financial statements for the year ended December 31, 2007. The Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements and the overall quality of the Company's financial reporting. Management represented to the Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles, and the Committee reviewed and discussed the financial statements with management.

The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect.  Finally, the Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect.  The Committee has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the field of auditing or accounting, including in respect of auditor independence. Members of the Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's activities do not provide an independent basis to determine that management has maintained appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact “independent.”

Based upon the Committee's receipt and review of the various materials and assurances described above and its discussions with management and independent auditors, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, to be filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Harry A. Perrin, Chairman
Nathaniel C.A. Kramer
Mark F. Polzin

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Genco’s voting common stock as of April 8, 2008 of:

•	each person, group or entity known to Genco to beneficially own more than 5% of our stock;
•	each of our directors;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.

As of April 8, 2008, a total of 29,078,309 shares of common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on matters on which common shareholders are eligible to vote. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed to be the beneficial owner of securities as to which that person has no economic interest.

Ownership of Common Stock

Name and Address of Beneficial Owner (1)	Amount of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
Peter C. Georgiopoulos	4,135,316	(3)	14.22%
Robert Gerald Buchanan	59,887	(4)	*
John C. Wobensmith	123,462	(5)	*
Rear Admiral Robert C. North, USCG (ret.)	4,900	(6)	*
Basil G. Mavroleon	4,900	(6)	*
Nathaniel C.A. Kramer	4,900	(6)	*
Mark F. Polzin	6,700	(6)	*
Harry A. Perrin	4,900	(6)	*
Stephen A. Kaplan (2)	2,512,532	(7)	8.64%
FMR LLC	3,672,040	(8)	12.63%
B. James Ford (2)	2,512,532	(7)	8.64%
OCM Fleet Acquisition LLC (2)	2,512,532	(9)	8.64%
All Directors and executive officers as a group (9 persons)	4,344,965	(7)	14.94%

*	Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise indicated, the business address of each beneficial owner identified is c/o Genco Shipping & Trading Limited, 299 Park Avenue, 20th Floor, New York, NY 10171.

(2)	Each of Mr. Kaplan’s, Mr. Ford’s, and OCM Fleet Acquisition LLC’s address is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(3)
Includes 1,200 restricted shares of our common stock granted on October 31, 2005, which vested on May 18, 2006.  Also includes 1,849 shares of common stock distributed to Mr. Georgiopoulos by Fleet Acquisition LLC on April 14, 2006 and 3,587,361 shares of common stock distributed to Mr. Georgiopoulos by Fleet Acquisition LLC on December 15, 2006. On February 8, 2007, Mr. Georgiopoulos received a grant of 1,200 restricted shares which vest on the earliest of February 8, 2008, the occurrence of a Change in Control or the date of the Company’s 2007 Annual Meeting of Shareholders.  On January 10, 2008, Mr. Georgiopoulos received a grant of 100,000 restricted shares which vest in ten equal installments commencing on November

15, 2008 and on each of the first nine anniversaries thereafter.  In addition, this includes 443,606 shares of common stock owned by Fleet Acquisition LLC, which may be deemed beneficially owned by Mr. Georgiopoulos by virtue of his membership on the Management Committee of Fleet Acquisition LLC. Mr. Georgiopoulos disclaims beneficial ownership of the securities owned by Fleet Acquisition LLC except to the extent of his pecuniary interest therein.

(4)
Includes 29,850 restricted shares of our common stock granted on October 31, 2005, which vest in four equal installments on the first four anniversaries of the date of the Company’s initial public offering; 10,000 restricted shares of our common stock granted on December 21, 2005, which vest in four equal installments commencing on November 15, 2006 and on each of the first three anniversaries thereafter; 15,000 restricted shares of our common stock granted on December 22, 2006, which vest in four equal installments commencing on November 15, 2007 and on each of the first three anniversaries thereafter; and 15,000 restricted shares of our common stock granted on December 21, 2007, which vest in four equal installments commencing on November 15, 2008 and on each of the first three anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(5)
Includes 32,262 restricted shares of our common stock granted on October 31, 2005, which vest in four equal installments on the first four anniversaries of the date of the Company’s initial public offering;  15,000 restricted shares of our common stock granted on December 21, 2005, which vest in four equal installments commencing on November 15, 2006 and on each of the first three anniversaries thereafter; 20,000 restricted shares of our common stock granted on December 22, 2006, which vest in four equal installments commencing on November 15, 2007 and on each of the first three anniversaries thereafter; and 50,000 restricted shares of our common stock granted on December 21, 2007, which vest in four equal installments commencing on November 15, 2008 and on each of the first three anniversaries thereafter. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.

(6)
Includes 1,200 restricted shares of our common stock granted on October 31, 2005, which vested on May 18, 2006 and 1,200 restricted shares of our common stock granted on February 8, 2007 which vested on May 16, 2007.  On February 13, 2008, each member of the board other than Messrs. Georgiopoulos and Kaplan received a grant of 2,500 nonvested shares which vest on the earlier of February 13, 2009 or the date of the Company’s 2008 Annual Meeting of Shareholders.

(7)
Oaktree Capital Group Holdings GP, LLC (“Oaktree Group”) ultimately controls OCM Principal Opportunities Fund III, L.P. and OCM Principal Opportunities Fund IIIA, L.P., or the Oaktree funds.  Oaktree Group is a limited liability company managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, Sheldon M. Stone, D. Richard Masson, Larry W. Keele, Stephen A. Kaplan (who is a director of the Company), John B. Frank, David Kirchheimer and Kevin L. Clayton.  Oaktree Group and each such person disclaim beneficial ownership of the shares listed except to the extent of its pecuniary interest in them. The Oaktree funds, of which Messrs. Kaplan and Ford serve as portfolio managers, own OCM Fleet Acquisition LLC, which in turn owns a nominal equity interest in Fleet Acquisition LLC.  OCM Fleet Acquisition LLC may be deemed to be affiliated with Oaktree Group by reason of the relationship of the Oaktree funds with Oaktree Group.  To the extent Messrs. Kaplan and Ford participate in the process to vote or dispose of shares held by OCM Fleet Acquisition LLC, each of them may be deemed under certain circumstances to beneficially own those shares for purposes of Section 13 of the Securities Exchange Act of 1934. However, each of Messrs. Kaplan and Ford disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(8)
Information regarding share ownership was obtained from the Schedule 13G/A filed jointly on March 10, 2008 by FMR LLC, Edward C. Johnson 3d, and Fidelity Management & Research Company (“Fidelity”), each of whose address is 82 Devonshire Street, Boston, MA 02109.   Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 with the same address as FMR LLC, is the beneficial owner of 3,375,940 shares of the Company’s outstanding Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, own 49% of the voting power of FMR LLC.  Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC with an address of 53 State

Street, Boston, Massachusetts, 02109 and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 203,400 shares of the Company’s outstanding Common Stock of the Company as a result of its serving as investment manager of institutional accounts owning such shares.  FIL Limited, formerly known as Fidelity International Limited (“FIL”), with an address of Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors.  FIL is the beneficial owner of 92,700 shares of the Company’s outstanding Common Stock.  Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.  FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.  However, FMR made a filing on Schedule 13G on a voluntary basis as if all of the shares are beneficially owned by FMR LLC and FIL on a joint basis.

(9)
On March 10, 2008, Fleet Acquisition LLC distributed 2,512,532 shares of the Company’s common stock to OCM Fleet Acquisition LLC, as a member thereof, pursuant to an agreement among Fleet Acquisition LLC’s members.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights Agreement

We entered into a registration rights agreement on July 15, 2005, with Fleet Acquisition LLC, pursuant to which we granted it, its affiliates and certain of its transferees, the right, under specified circumstances and subject to specified restrictions, including restrictions included in the lock-up agreements to which Fleet Acquisition is a party, to require us to register under the Securities Act shares of our common stock held by it. Under the registration rights agreement, these persons have the right to request us to register the sale of shares held by them on their behalf and may require us to make available shelf registration statements that will permit sales of shares into the market from time to time over an extended period. In addition, these persons have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by shareholders or initiated by us.  To date, Fleet Acquisition LLC has exercised its registration rights with respect to 5,906,291 shares of our common stock, which were sold on February 20, 2007 and September 26, 2007 in two secondary offerings under our shelf registration statement on Form S-3.  Fleet Acquisition LLC currently owns 443,606 shares entitled to these registration rights, and the 2,512,532 shares of the Company’s Common Stock distributed by Fleet Acquisition LLC to its member OCM Fleet Acquisition LLC on March 10, 2008 are also entitled to these registration rights.

Transactions with General Maritime Corporation

In June 2006, the Company made an employee performing internal audit services available to General Maritime Corporation (“GMC”), where the Company’s Chairman, Peter C. Georgiopoulos, also serves as Chairman of the Board, Chief Executive Officer and President.  For the year ended December 31, 2007, the Company invoiced $167,016 to GMC for the time associated with such internal audit services.  At December 31, 2007, the amount due GMC from the Company was $4,687.

During 2007, the Company incurred travel-related and miscellaneous expenditures totaling $248,261.  These travel-related expenditures are reimbursable to GMC or its service provider.

Other Transactions

During 2007, the Company incurred legal services (primarily in connection with vessel acquisitions) aggregating $219,020 from Constantine Georgiopoulos, the father of Peter C. Georgiopoulos, Chairman of the Board. At December 31, 2007, $86,424 was outstanding to Constantine Georgiopoulos.

During 2007, the Company utilized the services of North Star Maritime, Inc. (“NSM”), which is owned and operated by one of our directors, Rear Admiral Robert C. North, USCG (ret.).  NSM, a marine industry consulting firm, specializes in international and domestic maritime safety, security and environmental protection issues.  NSM billed the Company $11,743 for services rendered.  There are no amounts due to NSM at December 31, 2007.

In December 2006, the Company engaged the services of WeberCompass (Hellas) S.A. (“WC”), a shipbroker, to facilitate the sale of the Genco Glory, which was completed on February 21, 2007.  One of our directors, Basil G. Mavroleon, is a Managing Director of WC and a Managing Director and shareholder of Charles R. Weber Company, Inc., which is 50% shareholder of WC.  WC received a commission of $131,500, or 1% of the gross selling price of the Genco Glory.

Review and Approval of Transactions with Related Persons

In April 2007, our Board of Directors adopted a policy and procedures for review, approval and monitoring of transactions involving the Company and “related persons” (generally, directors and executive officers, director nominees, shareholders owning five percent or greater of any class of the Company’s voting securities, immediate family members of the foregoing).  The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest) and will be applied to any such transactions proposed after its adoption.

Related person transactions must be approved by the Board or by a committee of the Board consisting solely of independent directors, who will approve the transaction only if they determine that it is in the best interests of the Company.  In considering the transaction, the Board or committee will consider all relevant factors, including as applicable (i) the related person’s interest in the transaction; (ii) the approximate dollar value of the amount involved in the transaction; (iii) the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss; (iv) the Company’s business rationale for entering into the transaction; (v) the alternatives to entering into a related person transaction; (vi) whether the transaction is on terms no less favorable to the Company than terms that could have been reached with an unrelated third party; (vii) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; (viii) the overall fairness of the transaction to the Company; and (ix) any other information regarding the transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.  If a director is involved in the transaction, he or she will not cast a vote regarding the transaction.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has selected the firm of Deloitte & Touche LLP as Genco's independent auditors to audit the financial statements of Genco for the fiscal year ending December 31, 2008 and recommends that shareholders vote for ratification of this appointment. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

If the shareholders fail to ratify the selection, our Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such change would be in the best interests of Genco and its shareholders.

Fees to Independent Auditors for Fiscal 2007 and 2006

The following table presents fees for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s annual financial statements for fiscal 2007 and fiscal 2006 and fees billed for audit-related services, tax services and all other services rendered by Deloitte & Touche LLP for fiscal 2007 and fiscal 2006.

Type of Fees	2007 ($ in thousands)	2006 ($ in thousands)

Audit Fees	$870	$572
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$870	$572

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees that the Company paid to the auditor for the audit of the Company’s annual financial statements included in its Form 10-K and review of financial statements included in its Form 10-Qs and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.  “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

Pre-Approval Policy for Services Performed by Independent Auditor

The Audit Committee has responsibility for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee must pre-approve all permissible services to be performed by the independent auditor.

The Audit Committee has adopted an auditor pre-approval policy which sets forth the procedures and conditions pursuant to which pre-approval may be given for services performed by the independent auditor. Under the policy, the Committee must give prior approval for any amount or type of service within four categories:  audit, audit-related, tax services or, to the extent permitted by law, other services that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories at maximum pre-approved fee levels. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best positioned to provide the most cost effective and efficient service and whether the service might enhance the Company's ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval provided the member reports any approval so given to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION (ITEM 2 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS GENCO'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the 2009 Annual Meeting of Shareholders must be received by Genco at its offices in New York, New York, addressed to the Secretary, not later than January 1, 2009, if the proposal is submitted for inclusion in Genco’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Act of 1934, or not earlier than November 15, 2008 and not later than December 15, 2008 if the proposal is submitted pursuant to Genco’s By-Laws.  Such proposals must comply with Genco's By-Laws and the requirements of Regulation 14A of the 1934 Act.

In addition, Rule 14a-4 of the 1934 Act governs Genco's use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the proxy statement. With respect to Genco's 2009 Annual Meeting of Shareholders, if Genco is not provided notice of a shareholder proposal on or after November 15, 2008, but not later than December 15, 2008 Genco will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the 1934 Act and the rules thereunder, Genco's executive officers and directors and persons who own more than 10% of a registered class of Genco's equity securities, or 10% holders, are required to file with the Securities and Exchange Commission reports of their ownership of, and transactions in, Genco's common stock. Based solely on a review of copies of such reports furnished to Genco, and written representations that no reports were required, Genco believes that during the fiscal year ended December 31, 2007 its executive officers, directors, and 10% holders complied with the Section 16(a) requirements.

ANNUAL REPORT ON FORM 10-K

Genco will provide without charge a copy of its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008 (without the exhibits attached thereto) to any person who was a holder of Genco common stock on the Record Date. Requests for the Annual Report on Form 10-K should be made in writing, should state that the requesting person held Genco common stock on the Record Date and should be submitted to John C. Wobensmith, Chief Financial Officer, Principal Accounting Officer, Secretary and Treasurer of Genco, at 299 Park Avenue (20th Floor), New York, New York 10019.

CHARITABLE CONTRIBUTIONS

During fiscal year 2007, the Company did not make any contributions, to any charitable organization in which an independent director served as an executive officer, which exceeded the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues.

OTHER MATTERS

At the date of this proxy statement, anagement was not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

BY ORDER OF THE BOARD OF DIRECTORS

                    /s/ John C. Wobensmith

                    John C. Wobensmith
                    Chief Financial Officer, Principal
                    Accounting Officer, Secretary and Treasurer

Dated:  April 16, 2008

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Genco Shipping & Trading Limited in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electonically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark,  sign  and  date  your  proxy  card  and  return  it  in  the  postage-paid envelope we have provided or return it to Genco Shipping & Trading Limited, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                          GSHPL1                         KEEP THIS PORTION FOR YOUR RECORDS
                                                                          DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENCO SHIPPING & TRADING LIMITED                               For    Withhold    For All       To withhold authority to vote for any individual
                                                     All         All       Except             nominee(s), mark “For All Except” and write the
THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR"                                  number(s) of the nominee(s) on the line below.
ITEMS 1 AND 2.                                                                   __________________________________.
Vote on Directors                                          [  ]          [  ]              [  ]

1. ELECTION OF DIRECTORS
Nominees:
01)    Peter C. Georgiopoulos
02)    Stephen A. Kaplan

 Vote on Proposals
                                                    For   Against   Abstain
    2. Ratification of appointment of independent auditors.                                                  [  ]        [  ]            [  ]

    3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.      [  ]        [  ]            [  ]

The  shares  represented  by  this  proxy  when  properly  executed  will  be  voted  in  the  manner  directed  herein  by  the  undersigned shareholder(s).
If no direction is made, this proxy will be voted FOR items 1 and 2.   If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.    [  ]

If you plan to attend the Annual Meeting, please check this box:   [  ]
Please  sign  your  name  exactly  as  it  appears  hereon.  When signing   as   attorney,
executor,   administrator,  trustee   or guardian,  please  add  your  title  as  such.
When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

_________________________________       ____________               ___________________________       ______________
Signature [PLEASE SIGN WITHIN BOX]        Date                        Signature (Joint Owners)                 Date

Important  Notice  Regarding  Internet  Availability  of  Proxy  Materials  for  the  Annual  Meeting:
The Company's Proxy Statement for the 2008 Annual Meeting of Shareholders and its 2007 Annual Report to Shareholders are available at http://ww3.ics.adp.com/streetlink/gnk

GENCO SHIPPING & TRADING LIMITED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

MAY 14, 2008

The shareholder(s) hereby appoint(s) Robert Gerald Buchanan and John C. Wobensmith, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Genco Shipping & Trading Limited that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 p.m. Eastern Time on Wednesday, May 14, 2008, at the the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, NY, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S).  IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address  Changes/Comments: ________________________________________________________________________

________________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)